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                                                                    EXHIBIT 23.1

              Consent of Independent Certified Public Accountants

     THE COMPANY HAS BEEN UNABLE TO OBTAIN AN AUDIT OPINION ON THE FINANCIAL STATEMENTS AND NOTES THERTO FROM ITS INDEPENDENT AUDITOR PRINCIPALLY AS A
RESULT OF THE INDEPENDENT AUDITOR'S CONCERN OVER THE ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN. CONSEQUENTLY, THE FINANCIAL STATEMENTS AND NOTES THERETO, SELECTED FINANCIAL DATA, AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, HEREIN CONTAINED ARE PRESENTED AS UNAUDITED. THE READER OF THE FINANCIAL STATEMENTS, NOTES, SELECTED FINANCIAL DATA, AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD CAREFULLY CONSIDER THE LACK OF AN INDEPENDENT AUDITORS ATTESTATION TO THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY FOR DECEMBER 27, 1997 PRESENTED IN THIS FORM 10-K.